Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 19th day of December, 2016, by and between ARC Group, Inc., a Nevada corporation (“ARC”), and Seenu G. Kasturi, an individual (“Seller”).

Recitals

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”), of Seediv, LLC, a Louisiana limited liability company (“Seediv”); and

WHEREAS, Seller desires to sell to ARC, and ARC desires to purchase from Seller, the Membership Interests upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1          Purchase and Sale of Membership Interests.

On the Closing Date, ARC shall purchase from Seller, and Seller shall sell, transfer, convey and deliver to ARC, free and clear of all Encumbrances, all right, title and interest of Seller in and to the Membership Interests upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”).

1.2          Purchase Price.

The purchase price for the Membership Interests shall be Six Hundred Thousand Dollars ($600,000.00) and will consist of the following consideration (the “Purchase Price”):

(a)          A cash payment of Thirteen Thousand, Six Hundred Sixty-Five Dollars and One Cent ($13,665.01) by wire transfer of immediately available funds on the Closing Date to the account specified by Seller.

(b)          The cancellation and termination of accounts receivable originally owed by DWG Acquisitions, LLC, a Louisiana limited liability company (“DWG Acquisitions”), to ARC in the amount of Two Hundred Fifty-Nine Thousand, One Hundred Twenty-Two Dollars and Eighty Cents ($259,122.80) (the “DWG A/R”), such cancellation and termination of the DWG A/R to occur on the Closing Date.

(c)          The cancellation and termination of debt originally owed by Raceland QSR, LLC, a Louisiana limited liability company (“Raceland QSR”), to ARC in the amount of Three Hundred Twenty-Seven Thousand, Two Hundred Twelve Dollars and Nineteen Cents ($327,212.19) (the “Raceland QSR Debt”), such cancellation and termination of the Raceland QSR Debt to occur on the Closing Date.

1.3          Earn-Out.

(a)          As additional consideration for the Membership Interests, ARC shall pay Seller an amount (the “Earn-Out Payment”) calculated as follows:

(i)          an amount equal to the sum of:

(A)         5.5, multiplied by:

(B)        the amount equal to the sum of:

(1)          Earnings before interest, Taxes, depreciation and amortization (“EBITDA”) for the Youngerman Circle Restaurant for the year ended December 31, 2017 (the “Earn-Out Period”), plus:

(2)          EBITDA for the Nocatee Restaurant for the Earn-Out Period; less:

(ii)         $600,000;

provided, however, that in no event shall the Earn-Out Payment be less than zero.

(b)          Notwithstanding anything in Section 1.3(a) to the contrary, Seller may elect at any time on or prior to April 16, 2018 to receive all or part of the Earn-Out Payment in the form of shares of ARC’s Class A common stock, par value $0.01 per share (“Common Stock”); provided, however, that Seller may only make such election if, at the time of making such election: (i) Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and (ii) Seller executes a customary investment representation letter in a form acceptable to ARC. In the event Seller elects to receive shares of Common Stock, the number of shares will be calculated based on the average daily closing price of the shares of Common Stock on the OTCQB market tier of the “pink sheets” maintained by the OTC Markets Group, Inc. during the 30-day period immediately preceding the Closing Date. The shares will be “restricted securities” as such term is defined under Rule 144 of the Securities Act. Notwithstanding anything in this Section 1.3(b) to the contrary: (x) in no event shall the number of shares of Common Stock issued to Seller under this Section 1.2 exceed 20% of the number of shares of Common Stock issued and outstanding on the Closing Date, and (y) in no event shall ARC be required to issue more shares of Common Stock to Seller than are then authorized and available for issuance by ARC. In the event ARC is unable to comply with either of clauses (x) or (y) of the immediately preceding sentence, then, notwithstanding Seller’s election to receive all or part of the Earn-Out Payment in the form of shares of Common Stock, ARC shall issue the maximum number of shares of Common Stock issuable under clauses (x) and (y) and shall settle any liability to Seller created as a result thereof in cash.

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(c)          As promptly as practicable after the end of the Earn-Out Period, but in no event later than March 31, 2018, ARC shall deliver to Seller a certificate signed by the Chief Executive Officer, Chief Financial Officer or similar officer of ARC setting forth the EBITDA for the Restaurants during the Earn-Out Period (the “Earn-Out Statement”).  The Earn-Out Statement shall be prepared based upon amounts used in preparation of the audited income statement of ARC as of the last day of the Earn-Out Period, and such audited income statement shall be prepared in accordance with GAAP as in effect on the Closing Date.

(d)          Within 30 days after receipt of the Earn-Out Statement (the “Earn-Out Objection Period”), Seller, by written notice to the ARC (the “Earn-Out Objection Notice”), may object to any items shown thereon, setting forth in the Earn-Out Objection Notice Seller’s objection in reasonable detail and Seller’s proposal or proposals with respect to the calculation of any items shown thereon.  Within 20 days following timely delivery of the Earn-Out Objection Notice, ARC and Seller shall attempt, in good faith, to resolve all disputes between them concerning the Earn-Out Objection Notice.  If ARC and Seller cannot resolve such disputes within such 20 day period, then all disagreements will be submitted for resolution to an independent certified public accounting firm that has not provided any services to ARC, Seller or Seediv within the previous two years (the “Independent Accountant”).  Promptly, but not later than 20 days after the dispute has been submitted to the Independent Accountant, the Independent Accountant shall determine (based solely on presentations by ARC and Seller to the Independent Accountant, and not by independent review) only those items in dispute and will render its report as to its resolution of such items and resulting calculations of the items set forth in such Earn-Out Statement.  In determining each disputed item, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party.  For the purposes of the Independent Accountant’s calculation of EBITDA for the Restaurants, the amounts to be included shall be the appropriate amounts from such Earn Out Statement as to items that are not in dispute, and the amounts determined by the Independent Accountant as to items from the Earn-Out Objection Notice that are submitted for resolution by the Independent Accountant.  ARC and Seller shall cooperate with the Independent Accountant in making its determination and such determination shall be conclusive and binding upon the parties hereto.  The costs and fees related to such determination by the Independent Accountant, including the costs relating to any negotiations with the Independent Accountant with respect to the terms and conditions of such Independent Accountant’s engagement, will be paid by ARC and Seller on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Independent Accountant for resolution that are ultimately awarded to each of ARC and Seller (e.g., if $100,000 is in dispute, and of that amount the Independent Accountant awards $75,000 to ARC and $25,000 to Seller, then ARC will be responsible for 25% of the costs and fees of the Independent Accountant and Seller will be responsible for 25% of the costs and fees of the Independent Accountant).

(e)          If Seller does not deliver an Earn-Out Objection Notice to ARC during the Earn-Out Objection Period, then Seller shall be deemed to have accepted the Earn-Out Statement for the relevant Earn-Out Period.  The Earn-Out Statement, either: (i) as accepted by Seller pursuant to the preceding sentence, (ii) as agreed to by ARC and Seller, or (iii) as adjusted by the Independent Accountant pursuant to the terms of Section 1.3(d), will be final and binding on ARC and Seller.

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(f)          The Earn-Out Payment shall be made by ARC to Seller by wire transfer of immediately available funds, subject to the right of Seller to elect to receive all or part of the Earn-Out Payment in shares of Common Stock pursuant to the terms of Section 1.3(b).

(g)          During the Earn-Out Objection Period and while any dispute that is the subject of an Earn-Out Objection Notice is pending, ARC shall: (i) provide Seller and his authorized representatives reasonable access during normal business hours to the books, records and employees of ARC and Seediv, and (ii) cooperate with reasonable requests of Seller and/or his authorized representatives with respect to information requested by them in connection with their review of the amounts set forth in the Earn-Out Statement (including, without limitation, by providing on a timely basis copies of ARC’s work papers used in the calculation of the amounts set forth on the Earn-Out Statement).

ARTICLE II

THE CLOSING

2.1          Closing Date.

The closing of the Acquisition (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) at the offices of ARC.

2.2          Closing Transactions.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)          Seller shall deliver or cause to be delivered to ARC the following:

(i)          a copy of this Agreement executed by Seller;

(ii)         the written resignation of each officer, director and manager of Seediv;

(iii)        the DWG Acquisitions Assignment (as defined below) executed by DWG Acquisitions and Seediv; and

(iv)        the Raceland QSR Assignment (as defined below) executed by Raceland QSR and Seediv; and

(b)          ARC shall deliver or cause to be delivered to Seller the following:

(i)          a copy of this Agreement executed by ARC; and

(ii)         the Purchase Price in accordance with the terms of Section 1.2 hereof.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to ARC.

3.1          Organization and Qualification.

Seediv is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate power and authority to own and operate the Business as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on Seediv or the Business. Seediv is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a material adverse effect on Seediv or the Business. Seediv does not have any subsidiaries. Seediv has delivered true, correct and complete copies of Seediv’s articles of organization and operating agreement to ARC.

3.2          Authorization; Validity and Effect of Agreement.

Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. This Agreement has been duly and validly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by ARC, constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

3.3          No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of his obligations hereunder, nor the consummation of the Acquisition, shall: (a) conflict with Seediv’s articles of organization or operating agreement, (b) violate any Law applicable to Seller or Seediv, or any of their respective assets or properties; or (c) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Seller or Seediv under, or result in the creation or imposition of any Encumbrances upon any properties, assets or business of Seller or Seediv under, any Material Contract or any order, judgment or decree to which Seller or Seediv is a party or by which Seller or Seediv or any of their respective assets or properties is bound or encumbered except, in the case of clauses (b) & (c), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on Seediv or the Business, or on Seller’s obligation to perform his covenants under this Agreement.

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3.4          Ownership of Membership Interests.

Seller owns all of the issued and outstanding Membership Interests free and clear of all Encumbrances. All of the Membership Interests have been validly authorized and issued and are fully paid and non-assessable. Except for this Agreement and Seediv’s operating agreement: (a) there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any Membership Interests, and (b) there are no voting trusts or other agreements or understandings to which Seller or Seediv is a party with respect to the voting of Membership Interests, and there is no indebtedness of Seller or Seediv having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Membership Interests, and there are no restrictions on the transfer of any of the Membership Interests. Except as set forth in this Agreement, Seediv has no Membership Interests reserved for issuance. Upon the execution of this Agreement by ARC and Seller, the delivery of the Membership Interests to ARC, and payment by ARC of the Purchase Price, ARC will have good and valid title to the Membership Interests and the Membership Interests will pass to ARC free and clear of all Encumbrances.

3.5          Assignment of Accounts Receivable and Debt.

(a)          DWG Acquisitions assigned the DWG Acquisitions A/R to Seediv pursuant to a written assignment of accounts receivable executed by DWG Acquisitions and Seediv on November 15, 2016 (the “DWG Acquisitions Assignment”). The DWG Acquisitions Assignment is valid, binding and enforceable against the respective parties thereto in accordance with its respective terms. Each of the parties to the DWG Acquisitions Assignment have performed all obligations required to be performed under the DWG Acquisitions Assignment. Neither of the parties to the DWG Acquisitions Assignment is in default or arrears under the terms thereof, and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Acquisition will not result in an impairment or termination of any of the rights of DWG Acquisitions or Seediv under the DWG Acquisitions Assignment.

(b)          Raceland QSR assigned the Raceland QSR Debt to Seediv pursuant to a written assignment of debt executed by Raceland QSR and Seediv on November 15, 2016 (the “Raceland QSR Assignment”). The Raceland QSR Assignment is valid, binding and enforceable against the respective parties thereto in accordance with its respective terms. Each of the parties to the Raceland QSR Assignment have performed all obligations required to be performed under the Raceland QSR Assignment. Neither of the parties to the Raceland QSR Assignment is in default or arrears under the terms thereof, and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Acquisition will not result in an impairment or termination of any of the rights of Raceland QSR or Seediv under the Raceland QSR Assignment.

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3.6          Financial Statements.

Seller has provided ARC with Seediv’s unaudited balance sheets at September 30, 2016, December 31, 2015 and December 31, 2014, and unaudited income statements and statements of cash flows for the nine-month period ended September 30, 2016 and the years ended December 31, 2015 and December 31, 2014 (collectively, the “Financial Statements”). Except as set forth in the Financial Statements, the Financial Statements: (a) have been prepared in accordance with GAAP consistently applied during the periods involved, and (b) fairly present, in all material respects, the consolidated financial position and the results of operations of the Seediv as of the dates and for the periods indicated therein (in the case of each of clauses (a) and (b), subject to normal adjustments that are not material in nature or amount to Seediv or the Business taken as a whole).  The books of account and other financial records of Seediv have been kept accurately in the ordinary course of business consistent with applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seediv have been properly recorded therein.

3.7          Properties and Assets.

Seediv has good and marketable title to, valid leasehold interests in, or the legal right to use, all of the assets, properties and leasehold interests used in or necessary to conduct the Business, free and clear of all Encumbrances. All assets of Seediv that are used in the operation of the Business are in good operating condition and repair, subject to normal wear and tear. Seller has delivered to ARC or otherwise made available to ARC, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to all real property used in conducting the Business to which Seediv is a party. There are no pending or, to Seller’s Knowledge, threatened condemnation proceedings relating to any of the real property. None of the real property improvements (including leasehold improvements), equipment and other assets owned or used by Seediv is subject to any commitment or other arrangement for their sale or use by any Affiliate of Seediv or any third parties.

3.8          Intellectual Property.

(a)          Seediv is the owner of all of the Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, or has sufficient rights to use such Intellectual Property under a valid and enforceable license agreement. There are no agreements that restrict or limit the use of the Intellectual Property by Seediv. To the extent that the Intellectual Property owned or held by Seediv is registered with the applicable authorities, record title to such Intellectual Property is registered or applied for in the name of Seediv.

(b)          Seediv’s rights to the Intellectual Property are valid and enforceable, and the Intellectual Property and the products and services of Seediv do not infringe upon the Intellectual Property rights of any Person in any country. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair ARC’s rights to conduct the Business after the Closing Date as it relates to the Intellectual Property.

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(c)          Seediv has taken all reasonable and appropriate steps to protect the Intellectual Property and, where applicable, to preserve the confidentiality of the Intellectual Property.

(d)          Seediv has not received any notice of claim that any of such Intellectual Property has expired, that it is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

(e)          Seediv has not given any notice of infringement to any third party with respect to any of the Intellectual Property, nor is Seediv aware of any facts or circumstances evidencing the infringement by any third party of any of the Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

(f)          The execution, delivery and performance of this Agreement by Seediv and the consummation by Seediv of the Acquisition will not: (a) constitute a breach by Seediv of any instrument or agreement governing any Intellectual Property owned by or licensed to Seediv, (b) cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, pursuant to the terms of any license or agreement relating to any Intellectual Property, (c) cause the forfeiture or termination of any Intellectual Property under the terms thereof, (d) give rise to a right of forfeiture or termination of any Intellectual Property under the terms thereof, or (e) impair the right of Seediv or ARC to make, have made, offer for sale, use, sell, export or license any Intellectual Property or portion thereof pursuant to the terms thereof.

3.9          No Undisclosed Liabilities.

Except as disclosed herein or in the Financial Statements, Seediv has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of Seller, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

3.10        Related Party Transactions.

There is no indebtedness between Seediv, on the one hand, and any officer, director, manager or Affiliate of Seediv, on the other hand, other than usual and customary advances made in the ordinary course of business. With the exception of Seller, no officer, director, manager or Affiliate of Seediv provides or causes to be provided any assets, services (other than services as an officer, director, manager or employee) or facilities to Seediv. Seediv does not provide or cause to be provided any assets, services or facilities to any officer, director, manager or Affiliate of Seediv (other than as reasonably necessary for them to perform their duties as officers, directors, managers or employees). Seediv does not beneficially own, directly or indirectly, any investment in or issued by any such officer, director, manager or Affiliate of Seediv. With the exception of Seller, no officer, director, manager or Affiliate of Seediv has any direct or indirect ownership interest in any Person with which Seediv competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly-traded company.

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3.11        Litigation.

There is no Proceeding instituted, pending or threatened against Seediv or Seller that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a material adverse effect on Seediv or the Business, nor is there any outstanding judgment, decree or injunction, in each case against Seediv that, individually or in the aggregate, has or would be reasonably likely to have a material adverse effect on Seediv or the Business.

3.12        Taxes.

Seediv and Seller have timely filed (or has had timely filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them or on behalf of them, respectively, and each such Tax Return was complete and accurate in all material respects. Seediv and Seller have timely paid (or has had paid on its behalf) all material Taxes due and owing by them, respectively, regardless of whether required to be shown or reported on a Tax Return, including Taxes required to be withheld by them, respectively. No deficiency for a material Tax has been asserted in writing or otherwise, to Seller’s Knowledge, against Seediv or Seller with respect to Seediv or Seller, except for asserted deficiencies that either have been resolved and paid in full, or are being contested in good faith. There are no Encumbrances for Taxes upon any assets of Seediv, Seller or the Business.

3.13         Insurance.

Seediv maintains insurance covering its assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full, and Seediv is in full compliance with the terms and conditions of such policies. Seediv has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the consummation of the Acquisition. There is no claim by Seediv pending under any of such policies as to which coverage has been questioned or denied.

3.14        Compliance.

Seediv is in compliance with all foreign, federal, state and local Laws applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a material adverse effect on Seediv or the Business. Seediv has not received any notice asserting a failure, or possible failure, to comply with any such Law, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a material adverse effect on Seediv or the Business. Seediv holds all permits, licenses and franchises from Governmental Authorities required to conduct the Business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a material adverse effect on Seediv or the Business.

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3.15        Material Contracts.

The Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the Business as currently conducted by Seediv. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither Seediv nor, to the best of Seller’s Knowledge, any other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Acquisition will not result in an impairment or termination of any of the rights of Seediv under any Material Contract. Seediv has delivered true, correct and complete copies of each Material Contract to ARC.

3.16        Labor Relations.

As of the date of this Agreement: (a) there are no activities or Proceedings of any labor union to organize any non-unionized employees of Seediv, (b) there are no unfair labor practice charges and/or complaints pending against Seediv before the National Labor Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Seediv, and (c) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of Seediv. As of the date of this Agreement, Seediv is not a party to any collective bargaining agreements. There are no controversies pending or threatened between Seediv and any of its employees, except for such controversies that would not be reasonably likely to have a material adverse effect on Seediv or the Business.

3.17        Environmental Matters.

Except for such matters that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Seediv or the Business, Seediv: (a) has obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by Seediv in connection with the Business, (b) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with the Business, (c) has not received notice of any past or present violations of Environmental Laws in connection with the Business, or of any spill, release, event, incident, condition or action or failure to act in connection with the Business that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Proceeding against Seediv based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with the Business, and (d) has taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by Seediv thereunder in connection with the Business. There are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against Seediv alleging the violation of or noncompliance with any applicable Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seediv or the Business.

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3.18        Absence of Certain Changes or Events.

Since September 30, 2016: (a) there has been no change or development in, or effect on, Seediv that has or could reasonably be expected to have a material adverse effect on Seediv or the Business, (b) Seediv has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of assets other than in the ordinary course of business, (c) Seediv has not paid any dividends or distributed any assets to any officer, director, manager, or equity holder of Seediv, (d) Seediv has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business, (e) Seediv has not waived or amended any of its rights under any Material Contract except in the ordinary course of business, and (f) Seediv has not entered into any agreement to take any action described in any of clauses (a) through (e) above.

3.19        Employee Benefit Matters.

Seller has made available to ARC current and complete copies of all Employee Benefit Plans.  Seediv has complied in all material respects with all obligations owed to its employees under the terms of Employee Benefit Plans and applicable Law. As of the date hereof, none of Seediv’s employees has received or given any notice terminating his or her employment with Seediv. Seediv does not have any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of Seediv that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”) and, except as contemplated by this Agreement, no employee or former employee of Seediv will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Acquisition. Seediv does not have any express or implied commitment to: (a) create, incur liability with respect to or cause to exist any Employee Benefit Plan, program, arrangement or agreement, or (b) enter into any contract or agreement to provide compensation or benefits to any individual.

3.20        Brokers and Finders.

Neither Seller nor Seediv, nor any of their respective Affiliates, has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finder’s fees in connection with the Acquisition for which ARC, Seediv or Seller has or could have any liability.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARC

ARC hereby makes the following representations and warranties to Seller:

4.1          Organization and Qualification.

ARC is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on ARC. ARC is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a material adverse effect on ARC.

4.2          Authorization; Validity and Effect of Agreement.

ARC has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement by ARC and the performance by ARC of its obligations hereunder and the consummation of the Acquisition have been duly authorized by its board of directors and all other necessary corporate action on the part of ARC and no other corporate proceedings on the part of ARC are necessary to authorize this Agreement and the Acquisition. This Agreement has been duly and validly executed and delivered by ARC and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes a legal, valid and binding obligation of ARC, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

4.3          No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by ARC nor the performance by ARC of its obligations hereunder, nor the consummation of the Acquisition, will: (a) conflict with ARC’s articles of incorporation or bylaws, (b) violate any Law applicable to ARC or any of the properties or assets of ARC, or (c) violate, breach, be in conflict with or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of ARC, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of ARC under, any material contract or any order, judgment or decree to which ARC is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (b) or (c), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on ARC or its obligation to perform its covenants under this Agreement.

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4.4          Capitalization.

The authorized capital stock of ARC consists of 100,000,000 shares of Common Stock. As of the Closing Date, there were 6,647,464 shares of Common Stock issued and outstanding. ARC did not have any securities exercisable or convertible into shares of its Common Stock outstanding on the Closing Date. All shares of Common Stock outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

4.5          Brokers and Finders.

Neither ARC nor any of its respective officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Acquisition for which ARC, Seediv or Seller has or could have any liability.

ARTICLE V

TAX MATTERS

5.1          Tax Returns.

Seller shall, or shall cause its Affiliates to, timely prepare and file, or cause to be timely prepared and filed, with the appropriate Tax Authorities all income Tax Returns required to be filed by Seller or any of its Affiliates with respect to, or that include, Seediv or the Business, with respect to any taxable period ending on or prior to the Closing Date (such Tax Returns, “Seller Tax Returns”), and shall pay all Taxes shown as due on such Tax Returns.  ARC shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to Seediv or the Business (excluding for the avoidance of doubt any Seller Tax Returns), as applicable, for all taxable periods ending after the Closing Date and any Straddle Period.

5.2          Transaction Taxes.

Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transaction Taxes”), and any related costs for preparation of the relevant Tax Returns, shall be borne equally by Seller and ARC.  All necessary Tax Returns with respect to all such Transaction Taxes shall be prepared and filed by ARC, except where Seller or any of its Affiliates is required by Law or the administration thereof to collect, report and remit such Transaction Taxes, in which case ARC shall render all reasonable requested assistance so that Seller can report and remit such Transaction Taxes. For the avoidance of doubt, Transaction Taxes do not include income Taxes. ARC and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Transaction Tax that could be imposed.

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5.3          Cooperation; Records Retention.

(a)          Seller and ARC shall reasonably cooperate, and shall cause their respective Affiliates, officers, directors, managers, employees, agents, auditors, attorneys and representatives reasonably to cooperate, in preparing and filing all Tax Returns with respect to Seediv and the Business, including by provision of any required power-of-attorney (or other form of authorization) and maintaining and making available to each other all records necessary in connection with Taxes, including in relation to audits of, or inquiries directed to, customers relating to transactional Taxes such as sales or use Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(b)          Seller and ARC shall, and shall cause their respective Affiliates to, retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of Seediv and with respect to the Business until the expiration of the later of: (i) the seventh anniversary of the Closing Date, or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof.  Thereafter, the party in possession of such items shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to the other party of such pending destruction or disposal and offering such other party the right to copy such documents and information.  The party in possession of such items shall be entitled to destroy or dispose of any such Tax Returns, schedules, work papers and all material records and other documents relating thereto described in such notice if the other party fails to request copies thereof within 90 days after receipt of the notice described in this Section 5.3(b).

5.4          Straddle Period.

(a)          For purposes of this Article V, in the case of any Straddle Period, the amount of: (i) any Taxes based on or measured by income or receipts of Seediv for the portion of such Straddle Period ending on the Closing Date shall be made on the basis of an interim closing of the books as of the end of the Closing Date, and (ii) ad valorem taxes and franchise taxes based on capitalization, debt, shares of stock or membership interests authorized, issued or outstanding, shall be allocated to the period ending on the Closing Date by taking the amount of such Taxes for the entire taxable period including the Closing Date, multiplied by a fraction the numerator of which is the number of days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of days in such taxable period; provided however, that if any property, asset or other right of Seediv or the Business is sold or otherwise transferred prior to the Closing Date, then ad valorem taxes pertaining to such property, asset or other right shall be attributed entirely to the portion of the Straddle Period ending on the Closing Date.

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(b)          ARC shall deliver to Seller a copy of any Tax Return of Seediv or with respect to the Business for any Straddle Period, at least 45 calendar days prior to the due date of such Tax Return therefor (giving effect to any extension thereof), accompanied by an allocation between the portion of such Straddle Period ending on the Closing Date and the remainder of the Straddle Period of any Taxes shown to be due on such Tax Return.  Such Tax Return and allocation shall be binding on Seller, unless, within 20 calendar days after the date of receipt by Seller of such Tax Return and allocation, Seller delivers to ARC a written request for changes to such Tax Return or allocation.  ARC shall adopt and incorporate in said Tax Returns changes reasonably requested by Seller.  In the event that ARC disagrees with Seller’s written request for changes, it shall notify Seller in writing no more than five calendar days after its receipt of Seller’s written request for changes.  If Seller shall, within five calendar days after its receipt of notification of ARC’s disagreement, provide ARC with an opinion of an independent accounting firm reasonably satisfactory to Seller and ARC that substantial authority exists for the position advocated by Seller, ARC shall prepare the Tax Return consistent with the changes suggested by Seller.

(c)          In the case of each Straddle Period Tax Return, not later than: (i) five business days before the due date (including any extension thereof) for payment of Taxes with respect to such Tax Return, or (ii) in the event of a dispute, five business days after the resolution thereof either by mutual agreement of the parties or by a determination of an independent accounting firm reasonably satisfactory to Seller and ARC, Seller shall pay to ARC the portion of the Taxes set forth on such Tax Return that are allocable to the portion of such Straddle Period ending on the Closing Date that has not been previously paid by Seller to ARC or to the appropriate Tax Authority, after giving effect to any agreement of the parties or any determination by the independent accounting firm, net of any payments made prior to the Closing Date in respect of such Taxes whether as estimated Taxes or otherwise.

5.5          Conduct After Closing.

ARC shall not file or cause or permit Seediv to file any amended return or other Tax Return, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax), with respect to any period ending on or prior to the Closing Date.

5.6          Termination of Tax Sharing Agreements.

Any and all Tax allocation or sharing agreements or other agreements or arrangements binding Seediv shall be terminated with respect to Seediv as of the day before the Closing Date and, from and after the Closing Date, Seediv shall not be obligated to make any payment to any Tax Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

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5.7          Tax Disputes.

After the Closing, ARC shall have the authority to control any audit or examination of Seediv or any successor thereto by any Tax Authority and any Proceeding related to any issue raised in any such audit or examination; provided, however, that: (a) ARC shall allow Seller to participate at Sellers’ expense in any audits, examinations or administrative or judicial proceedings to the extent that such audits, examinations or proceedings could require Seediv or the Seller to make a payment under this Agreement, and (b) ARC shall not settle any such audit, examination or administrative or judicial proceeding in a manner which would adversely affect Seediv or Seller without the prior written consent of Seller, which consent shall not unreasonably be withheld or delayed.

ARTICLE VI

INDEMNIFICATION

6.1          Survival.

The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Sections 6.2 or 6.3, shall survive the Closing solely for purposes of this Article VI and shall terminate as of 5:00 p.m. Eastern Standard Time on the second anniversary of the Closing Date (the “Survival Date”) and shall thereafter be of no further force or effect; provided, however, that the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Validity and Effect of Agreement), Section 3.3 (No Conflict; Required Filings and Consents), Section 3.4 (Ownership of Membership Interests), Section 3.5 (Assignment of Accounts Receivable and Debt), Section 3.12 (Taxes), and Section 3.20 (Brokers and Finders) (collectively, the “Fundamental Representations”), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Validity and Effect of Agreement), Section 4.3 (No Conflict; Required Filings and Consents) and Section 4.5 (Brokers and Finders) and the right to assert a claim for indemnification with respect thereto pursuant to Sections 6.2 or 6.3 shall survive indefinitely. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The obligations in this Article VI to indemnify and hold harmless any Indemnified Party (as hereinafter defined): (a) shall terminate and be of no further force or effect: (i) in respect of a breach of any representation or warranty other than a Fundamental Representation, on the Survival Date, and (ii) in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof, but (b) shall not terminate in respect of a breach of a Fundamental Representation; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 6.6 to the Indemnifying Party (as hereinafter defined).

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6.2          Indemnification by ARC.

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 6.4, 6.5 and 6.6), from and after the Closing, ARC shall indemnify Seller and its Affiliates and its and their respective officers, directors, managers, employees, agents, successors and assigns (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, all Losses actually incurred by any of the Seller Indemnified Parties to the extent arising out of:

(a)          any inaccuracy or breach by ARC of any representation or warranty made by ARC in Article IV of this Agreement; and

(b)          any failure by ARC or any of its Affiliates to perform or comply with any covenant or agreement in this Agreement.

6.3          Indemnification by Seller.

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 6.4, 6.5 and 6.6), from and after the Closing, Seller shall indemnify ARC and its Affiliates and its and their respective officers, directors, managers, employees, agents, successors and assigns (the “ARC Indemnified Parties”) against, and hold ARC Indemnified Parties harmless from, all Losses actually incurred by any of ARC Indemnified Parties to the extent arising out of:

(a)          any inaccuracy of or breach by Seller of any representation or warranty made by Seller in Article III of this Agreement;

(b)          any failure by Seller or any of its Affiliates to perform or comply with any covenant or agreement in this Agreement;

(c)           (i) any Taxes of Seediv or the Business for any period prior to Closing, and (ii) any Taxes of Seller or any Seller Affiliate (other than Seediv) for any period; and

(d)          any liability incurred after the Closing Date and prior to the effective date of the transfer, if any, of Seediv employees from Seller to Seediv because of or resulting from the delay of such transfer past the Closing Date.

6.4          Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud or willful misconduct:

(i)          the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by the ARC Indemnified Parties pursuant to Section 6.3 shall be an amount equal to the Purchase Price plus the Earn-Out Payment;

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(ii)          no ARC Indemnified Party shall be entitled to indemnification, to sue for damages or to assert any other right or remedy under this Agreement (whether under this Article VI or otherwise) against Seller or any of Seller’s Affiliates with respect to any Loss, cause of action or other claim to the extent it is primarily a possible or potential Loss, cause of action or claim that such party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such party or one of its Affiliates or paid or incurred by such party or one of its Affiliates;

(iii)          no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other ARC Indemnified Parties in the event of an ARC Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement; and

(viii)          notwithstanding any provision to the contrary herein, an Indemnified Party  (as defined below) will not be entitled to recover, and no party shall be liable for, any incidental, consequential, exemplary, special, punitive or treble damages (except such items as an Indemnified Party may be required to pay to a third party as a result of any Third Party Claims (as defined below) subject to indemnification hereunder), and, except as expressly provided herein, in no event shall any Indemnified Party be entitled to any recovery under a “multiple of profits,” “multiple of cash flow”, “multiple of EBITDA” or similar valuation methodology in calculating the amount of any indemnifiable Losses.

(b)          Except as set forth in the proviso to Section 6.5(a), each party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any of its Losses (including incurring costs to the extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

(c)          Except in the case of fraud or willful breach, the monetary remedies set forth in this Article VI and the specific performance remedy referenced in Section 7.7 shall provide the sole and exclusive remedy for breaches of any warranty or covenant made in this Agreement by ARC or the Sellers.

6.5          Computation of Indemnity Payments.

(a)          The amount payable under this Article VI in respect of any Loss shall be calculated: (i) net of any insurance proceeds or other amounts under indemnification agreements with third parties actually received by the Indemnified Party on account thereof; provided, however, that in each case, the determination whether to pursue such insurance recoveries shall be in the reasonable discretion of the Indemnified Parties, and (ii) net of any Tax benefits actually realized by the Indemnified Party on account thereof.

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(b)          In the event that an insurance or a third-party indemnification recovery is made or Tax benefits actually realized at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss or indemnified Tax, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery or realized Tax benefit (less the costs of recovery to the Indemnified Party) shall be made promptly to the applicable Indemnifying Party.  The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnified Party in respect of any Losses or Taxes indemnified by such party.

6.6         Procedures for Indemnification.

(a)          Any Person making a claim for indemnification under Sections 6.2 or 6.3 (an “Indemnified Party”) shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing (such written notice, an “Indemnification Notice”) promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”).  Each such Indemnification Notice shall describe, in reasonable detail to the extent practicable, the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure.

(b)          Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and, at its option if exercised within 10 business days after receiving an Indemnification Notice, shall be entitled to assume the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided, however, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Article VI).  If the Indemnifying Party assumes the defense of a Third Party Claim, it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification hereunder. Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith and upon advice of counsel that an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, or if the Indemnifying Party, in the reasonable judgment of the Indemnified Party, has failed to diligently pursue the relevant claims or defense, then the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder. Notwithstanding anything to the contrary in this Section 6.6(b), the Indemnified Party will have the absolute right to conduct and control, through counsel of its choosing (the reasonable fees and expenses of which shall be paid by the Indemnifying Party, subject to the limitations set forth in this Article VI), the defense, compromise and settlement of any Third Party Claim if: (i) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (ii) the Third Party Claim relates to or arises in connection with any criminal or quasi criminal Proceeding, (iii) the amount of Losses involved in such Third Party Claim exceeds the then-remaining amount available for indemnification pursuant to Section 6.4(a), or (iv) the Indemnifying Party does not elect to assume control of the defense within 10 business days after receiving an Indemnification Notice.

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(c)          Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment.  Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief consists solely of: (i) money damages (all of which the Indemnifying Party shall pay), and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(d)          In all cases, the Indemnified Party shall provide its reasonable cooperation to the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available.  If the Indemnifying Party does not assume the defense of any such Third Party Claim in accordance with the terms hereof, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, however, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)          Any Indemnified Party making a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure.

6.7          Timing and Method of Payments.

(a)          Subject to the terms of this Article VI, after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to an indemnification claim hereunder: (i) if the Indemnified Party is an ARC Indemnified Party, Seller shall promptly pay, or cause to be paid, all sums due and owing to the ARC Indemnified Party in immediately available funds to an account specified by the ARC Indemnified Party, and (ii) if the Indemnified Party is a Seller Indemnified Party, ARC shall pay, or cause to be paid, all sums due and owing to the Seller Indemnified Party in immediately available funds to an account specified by Seller Indemnified Party (subject in all instances to clauses (i) and (ii) above, and to the limitations described in Section 6.4), in each case, within five business days of such final decision, judgment or award, or other settlement or agreement.

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(b)          In the event Seller fails to pay any amounts owed pursuant to this Article VI within the time period required hereby, ARC may set off the amount owed against the Earn-Out Payment.

6.8          Characterization of Indemnification Payments; Withholding.

(a)          Unless otherwise required by Law, all payments made pursuant to this Article VI shall be treated for all Tax purposes as adjustments to the Purchase Price.

(b)          ARC shall be entitled to deduct and withhold from any amounts payable pursuant to this Article VI such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Law relating to any Tax. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax Authority by ARC, Seediv or Seller, as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE VII

MISCELLANEOUS

7.1          Entire Agreement.

This Agreement and any schedules and exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of its officers, directors, managers, employees, agents or representatives, in making its decision to enter into this Agreement.

7.2          Amendments and Modifications.

This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

7.3          Extensions and Waivers.

The parties hereto entitled to the benefit of a term or provision hereof may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default.

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7.4          Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Nothing in this Agreement is intended to confer upon any Person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.5          Headings; Definitions.

The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

7.6          Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

7.7          Specific Performance.

The parties hereto agree that in the event Seediv fails to consummate the Acquisition in accordance with the terms of this Agreement, irreparable damage would occur to ARC, no adequate remedy at Law would exist and damages would be difficult to determine. It is accordingly agreed that ARC shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at Law or in equity.

7.8          Expenses.

Except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Acquisition, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses.

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7.9          Notices.

All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number.

7.10       Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

7.11         Arbitration.

Any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, will be finally and exclusively settled by binding arbitration under the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration will be conducted by a neutral arbitrator appointed in accordance with the AAA rules who is independent and disinterested with respect to the parties, this Agreement and the outcome of the arbitration. The arbitration will take place in Jacksonville, Florida at a site to be chosen by the arbitrator in his or her sole and absolute discretion.  The decision of the arbitrator will be conclusively binding upon the parties and final, and such decision will be enforceable as a judgment in any court of competent jurisdiction.  The parties hereto will share equally the costs of the arbitration; provided, however, that the prevailing party will be entitled to recover its share of such costs from the other party.

7.12        Third-Party Beneficiaries.

Except as expressly provided in Article VI or elsewhere in this Agreement: (a) nothing in this Agreement, express or implied, is intended or will be construed to confer upon any Person other than the parties hereto (or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement, and (b) there are no intended third-party beneficiaries under or by reason of this Agreement.

7.13        Counterparts.

This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

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ARTICLE VIII

CERTAIN DEFINITIONS

8.1          Certain Definitions.

As used herein:

(a)          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

(b)          “Business” means the business of operating the Restaurants.

(c)          “Employee Benefit Plan” means any benefit plan, program, arrangement, policy or agreement, whether written or unwritten, including any such plan, program, arrangement, policy or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, whether or not such employee welfare benefit plan is subject to ERISA, an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such pension plan is subject to ERISA, or health, medical, dental, disability, accident or life insurance or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock or other equity-based award, severance, termination, retention, retirement, savings, employment, change of control, vacation or fringe benefit plan, program, arrangement or agreement, which benefits the current or former employees, independent contractors, consultants or directors of Seller or any of Seller’s subsidiaries, or which Seller (to the extent related to the Business) or any of its ERISA Affiliates sponsors, maintains or contributes to or in respect of which has any liability, whether contingent or otherwise.

(d)          “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(e)          “Environmental Law” means any Law relating to: (i) pollution or protection of human health or safety (as such matters relate to exposure to hazardous materials) or the environment (including air, water vapor, surface water, groundwater, drinking water, supply, surface or subsurface land or strata and natural resources), including Laws relating to releases or threatened releases of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous materials, (ii) the protection of wildlife and other natural resources such as endangered species, wetlands, and coastal areas, (iii) conservation and the control of greenhouse gases, and (iv) recordkeeping, notification, disclosure and reporting requirements respecting hazardous materials or permits in respect of any of the foregoing.

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(f)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(g)          “GAAP” means generally accepted accounting principles in the United States.

(h)          “Governmental Authority” means any United States federal, state or local, or any non-United States, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(i)          “Intellectual Property” means any and all intellectual property used by or in connection with the Business, whether arising under the Laws of the United States or any foreign jurisdiction, including all of the following: (i) patents and patent applications (including utility, utility model, design patents and certificates of invention), including all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) trademarks, service marks, trade dress rights, trade names, logos, slogans, fictitious and other business names, brand names and other indicia of origin (whether registered or unregistered or common law), including all applications and registrations for the foregoing and all goodwill associated with the foregoing, (iii) works of authorship, copyrights (whether registered or unregistered), and rights in copyrightable subject matter in published and unpublished works of authorship, including copyrights in software and all applications and registrations for all of the foregoing, (iv) (A) trade secret rights in confidential and proprietary information (including trade secret rights in confidential and proprietary inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, know-how, ideas, research and development), and (B) any other materials falling within the definition of “trade secrets” as set forth in 18 U.S. Code Section 1890, (v) Internet domain names, (vi) rights with respect to databases and other compilations and collections of data or information, (vii) any rights equivalent or similar to any of the foregoing, and (viii) registrations, applications, extensions, reversions and renewals for any of the foregoing.

(j)          “Knowledge” means: (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

(k)          “Law” means any federal, national, state or local, whether foreign, multi-national, or domestic law (including common law), statute, treaty, regulation, ordinance, rule, judgment, governmental order, decree, approval, permit, requirement or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of, any Governmental Authority.

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(l)          “Loss” means and includes any and all liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

(m)         “Material Contract” means any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments, excluding equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed $5,000 individually or $10,000 in the aggregate.

(n)          “Nocatee Restaurant” means the Dick’s Wings and Grill restaurant located at 100 Marketside Avenue, Suite 301, Ponte Vedra, Florida 32081.

(o)          “Person” means an individual or a corporation, partnership, limited partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.

(p)          “Proceeding” means any claim, action, suit, investigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

(q)          “Restaurants” means the Nocatee Restaurant and the Youngerman Circle Restaurant.

(r)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(s)          “Straddle Period” means any Tax period that begins before but ends after the Closing Date.

(t)          “Tax” means: (i) any tax of any kind whatsoever, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, escheat, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum and occupation tax, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax, imposed by any Governmental Authority, whether domestic or foreign, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts, and (ii) any liability for payment of amounts described in clause (i) of this definition as a result of transferee or successor liability, a contract or being a member of an affiliated, consolidated, combined, aggregate or unitary group for any period, or otherwise through operation of Law.

(u)          “Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

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(v)         “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

(w)          “Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

(x)          “Youngerman Circle Restaurant” means the Dick’s Wings and Grill restaurant located at 6055 Youngerman Circle, Jacksonville, Florida 32244.

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IN WITNESS WHEREOF, ARC and Seller have caused this Agreement to be duly executed as of the date first written above.

ARC:

ARC GROUP, INC.

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

SELLER:

SEENU G. KASTURI
(in his individual capacity)

/s/ Seenu G. Kasturi

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